Exhibit 99.1

Moleculin Receives IND Clearance to Conduct Phase 1 Study of WP1066 for the Treatment of Recurrent Malignant Glioma

Investigational New Drug (IND) application clearance from FDA opens up potential for additional investigator funded and led clinical studies

HOUSTON, April 21, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced that the US Food and Drug Administration (FDA) is allowing the Company’s Investigational New Drug (IND) application to study WP1066 for the treatment of recurrent malignant glioma. With this IND now cleared, Moleculin plans to evaluate strategic partnerships and collaborations to conduct a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1066 in adult patients with recurrent malignant glioma.

WP1066 is the Company’s flagship Immune/Transcription Modulator designed to stimulate the immune response to tumors by inhibiting the errant activity of Regulatory T-Cells (TRegs) while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (a cellular signal transducer named after a homologous avian virus called Myelocytomatosis) and HIF-1α (hypoxia inducible factor 1α). These transcription factors are widely sought targets that are believed to contribute to an increase in cell survival and proliferation, and the angiogenesis (coopting vasculature for blood supply), invasion, metastasis and inflammation associated with tumors. They may also play a role in the inability of immune checkpoint inhibitors to affect more resistant tumors.

“WP1066 has demonstrated significant anti-tumor activity in a wide range of tumor cell lines and increased survival in a number of animal models to-date. Additionally, the preliminary results demonstrated in the ongoing trial of WP1066 for pediatric brain tumors bolster our confidence and this IND clearance provides further momentum for its continued research and development,” commented Walter Klemp, Chairman and CEO of Moleculin. “We expect the clearance of this IND to further support the ongoing pediatric studies being conducted by the team at Emory University, and we are evaluating the potential for additional externally funded investigator-initiated studies.”

WP1066 is currently being evaluated in collaboration with Emory University for the treatment of pediatric brain tumors, including Diffuse Interstitial Pontine Glioma (DIPG). The Emory trial for pediatric brain tumors has now treated three subjects in the first two cohorts of the Phase 1 dose escalation portion of physician-sponsored clinical trial. In that trial, one of the subjects in the first cohort with DIPG showed an apparent response to the treatment with both clinical improvement and radiologic reduction of tumor size. The Company cautions that this is preliminary data, and no conclusions should be drawn from this single event. One subject has been treated in the third cohort at the dose level of 8mg/kg. Two more subjects will be treated at this dose level. Emory University has amended its protocol to allow dosing at 16 mg/kg after these two additional subjects have been dosed, and the third cohort dosing has been deemed safe.

The Company has received Orphan Drug Designation for WP1066 for the treatment of brain tumors, as well as Rare Pediatric Disease designation for three other pediatric indications. Additionally, WP1066 + radiation is being evaluated, pre-clinically, in the treatment of Glioblastoma Multiforme (GBM).

Glioma is a common type of tumor originating in the brain. About 33% of all brain tumors are gliomas, which originate in the glial cells that surround and support neurons in the brain, including astrocytes, oligodendrocytes and ependymal cells. GBM is the most aggressive malignant primary brain tumor and remains as an incurable tumor with a median survival of only 15 months.1 It is the most common malignant primary brain tumor making up 54% of all gliomas and 16% of all primary brain tumors,2 and despite advancements, survival rates for patients with GBM have shown no notable improvement in population statistics in the last three decades.3 The average annual age-adjusted incidence rate of GBM is 3.19 per 100,000 persons in the United States.4

1 Koshy M, Villano JL, Dolecek TA, Howard A, Mahmood U, Chmura SJ, et al. Improved survival time trends of glioblastoma using the SEER 17 population-based registries. J Neuro Oncol. 2012;107(1):207–12

2 Ostrom QT, Gittleman H, Farah P, Ondracek A, Chen Y, Wolinsky Y, et al. CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2006–2010. Neuro Oncol. 2013;15 Suppl:2ii–56.

3 De Vleeschouwer S, editor. Brisbane (AU): Codon Publications; 2017 Sep 27.

4 Thakkar J, Dolecek TA, Horbinski C, Ostrom QT, Lightner DD, Barnholtz-Sloan JS, et al. Epidemiologic and molecular prognostic review of glioblastoma. Cancer Epidemiol. Biomarkers Rev. 2014;23(10):1985–96.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company's lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this release include, without limitation, Moleculin’s ability to secure a strategic partnership or collaboration to conduct a Phase 1 trial. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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